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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO MUNICIPAL OPPORTUNITY TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Opportunity Trust (the "Fund") was held on September 8, 2017. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.
(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                  Votes     Votes
           Matters                                 For     Withheld
           -------                              ---------- ---------
           (1).  Teresa M. Ressel.............. 57,825,860 2,208,805
                 Larry Soll.................... 57,872,108 2,162,557
                 Philip A. Taylor.............. 58,007,486 2,027,179
                 Christopher L. Wilson......... 57,957,410 2,077,255

           (2).  David C. Arch.................      3,676         0